Exhibit (a)(1)(E)

OFFER TO PURCHASE FOR CASH

ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
AND THE ASSOCIATED COMMON STOCK ACQUISITION RIGHTS
OF
RESPIRONICS, INC.
AT
$66.00 NET PER SHARE
PURSUANT TO THE OFFER TO PURCHASE
DATED JANUARY 3, 2008
BY

MOONLIGHT MERGER SUB, INC.
A WHOLLY OWNED SUBSIDIARY OF
PHILIPS HOLDING USA INC.
A WHOLLY OWNED SUBSIDIARY OF

KONINKLIJKE PHILIPS ELECTRONICS N.V.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT
(NEW YORK CITY TIME) ON FEBRUARY 1, 2008, UNLESS THE OFFER IS EXTENDED.

January 3, 2008

To Our Clients:

Enclosed for your consideration is the offer to purchase, dated January 3, 2008 (the “Offer to Purchase”) and a related letter of transmittal (which together with the Offer to Purchase, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”) in connection with the offer by Moonlight Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a direct wholly owned subsidiary of Philips Holding USA Inc., a Delaware corporation and a direct wholly owned subsidiary of Koninklijke Philips Electronics N.V. (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Respironics, Inc. (the “Company”), including the associated common stock acquisition rights (such rights, together with such shares of the Company’s common stock, the “Shares”) issued pursuant to the Rights Agreement, dated June 28, 1996, between the Company and Mellon Investor Services LLC, as amended, for a price per Share of $66.00 net to the seller in cash, without interest and subject to any applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer.

Also enclosed is the letter to stockholders of the Company from John Miclot, the Company’s President and Chief Executive Officer, accompanied by the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

We or our nominees are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed letter of transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer. Your attention is directed to the following:

1. The offer price is $66.00 per Share in cash, net to you, without interest and subject to any applicable withholding of taxes.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 20, 2007 (as such may be amended or supplemented from time to time), among Parent, Purchaser and the Company, which provides that following the Offer, Purchaser will be merged with and into the Company with the result that the Company will become a direct wholly owned subsidiary of Parent and each Share, other than Shares owned directly or indirectly by Parent, Purchaser or the Company and Shares with respect to which appraisal rights have been properly exercised pursuant to Section 262 of the Delaware General Corporation Law, will be automatically cancelled and converted into the right to receive in cash the same price paid in the Offer, without any interest thereon and subject to any applicable withholding of taxes.

4. The Board of Directors of the Company recommends that you tender all of your Shares into the Offer.

5. The Offer and withdrawal rights will expire at 12:00 midnight (New York City time) on February 1, 2008, unless the Offer is extended.

6. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in the letter of transmittal.

The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn on or prior to the expiration of the Offer a number of the Shares that represents at least a majority of the total number of outstanding Shares on a fully diluted basis and (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated and the approval under the Council Regulation (EC) No. 139/2004 of the European Community, as amended, having been obtained. Certain other conditions to consummation of the Offer are described in Section 13 — “Certain Conditions to the Offer” of the Offer to Purchase. The Offer is not subject to any financing condition.

The Offer is made solely by the Offer to Purchase and the related letter of transmittal and is being made to all holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with applicable laws, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky, or other laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope to return your instructions to us is also enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration date of the Offer.

INSTRUCTION FORM
OFFER TO PURCHASE FOR CASH

ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
AND THE ASSOCIATED COMMON STOCK ACQUISITION RIGHTS
OF
RESPIRONICS, INC.
AT
$66.00 NET PER SHARE
PURSUANT TO THE OFFER TO PURCHASE
DATED JANUARY 3, 2008
BY
MOONLIGHT MERGER SUB, INC.
A WHOLLY OWNED SUBSIDIARY OF
PHILIPS HOLDING USA INC.
A WHOLLY OWNED SUBSIDIARY OF

KONINKLIJKE PHILIPS ELECTRONICS N.V.

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated January 3, 2008 (the “Offer to Purchase”) and a related letter of transmittal (which together with the Offer to Purchase, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”) in connection with the offer by Moonlight Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a direct wholly owned subsidiary of Philips Holding USA Inc., a Delaware corporation and a direct wholly owned subsidiary of Koninklijke Philips Electronics N.V. (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Respironics, Inc. (the “Company”), including the associated common stock acquisition rights (such rights, together with such shares of the Company’s common stock, the “Shares”) issued pursuant to the Rights Agreement, dated June 28, 1996, between the Company and Mellon Investor Services LLC, as amended, for a price per Share of $66.00 net to the seller in cash, without interest and subject to any applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer.

This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Account No.:

Number of Shares to be Tendered:	*

Dated:  , 2008

SIGN HERE

Signature(s)

Print Name(s)

Print Address(es)

Area Code and Telephone Number(s)

Taxpayer Identification or Social Security Number(s)
*Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.